Corporate Integrity Agreement
Between The
Office Of Inspector General
Of The
Department Of Health And Human Services
And
The Ensign Group, inc.

I.    Preamble

The Ensign Group, Inc., a Delaware corporation whose operating subsidiaries provide health care items and services under the structure and organization more fully described in its periodic public filings (collectively referred to herein as “Ensign Group”), hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Ensign Group is entering into a Settlement Agreement with the United States.

Prior to the execution of this CIA, Ensign Group established a voluntary corporate compliance program (Compliance Program). The Compliance Program includes a Compliance Officer and a compliance committee responsible for compliance oversight, a Code of Conduct, written policies and procedures, educational and training initiatives, an audit program, a confidential Disclosure Program that allows for the disclosure and investigation of potential compliance violations, screening measures for Ineligible Persons, and oversight from Ensign Group’s Board of Directors. Ensign Group shall continue the Compliance Program throughout the term of this CIA and shall do so in accordance with the terms set forth below. Ensign Group may modify the Compliance Program as appropriate, but, at a minimum, Ensign Group shall ensure that the Compliance Program satisfies the obligations set forth herein during the term of this CIA.

II.    Term And Scope Of The CIA

A.    The period of the compliance obligations assumed by Ensign Group under this CIA shall be five years from the effective date of this CIA. The “Effective Date” shall be the date on which the final signatory of this CIA executes this CIA. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

B.    Sections VII, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Ensign Group’s final annual report; or (2) any additional materials submitted by Ensign Group pursuant to OIG=s request, whichever is later.

C.    The scope of this CIA shall be governed by the following definitions:

1.    “Covered Persons” includes:

a.
all owners who are natural persons (other than shareholders who have an ownership interest of less than 5% of Ensign Group’s issued and outstanding shares) and officers, directors, and employees of Ensign Group; and

b.
all contractors, subcontractors, agents, and other persons who (1) are involved directly or indirectly in the delivery of resident and/or patient care, (2) make assessments of residents and/or patients that affect treatment decisions or reimbursement, or (3) perform billing or coding functions on behalf of Ensign Group, excluding vendors whose sole connection with Ensign Group is selling or otherwise providing medical supplies or equipment to Ensign Group and who do not bill the Federal health care programs for such medical supplies or equipment.

Notwithstanding the above, the term “Covered Persons” does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year. Any nonemployee private caregivers and/or attending physicians hired by any resident and/or patient or the family or friends of any resident and/or patient of Ensign Group are not “Covered Persons.” Subject to OIG approval, any Ensign Group employees who are exclusively employees of an Ensign Group real estate subsidiary or property company that does not participate in Federal health care programs and does not provide services to any operating subsidiary that participates in Federal health care programs are not “Covered Persons.”

2.    “Relevant Covered Persons” includes all Covered Persons who:

a.	are involved directly or indirectly in the delivery of rehabilitation therapy;

b.	perform assessments of residents and/or patients that affect treatment decisions regarding rehabilitation therapy;

c.
perform assessments of residents and/or patients that affect reimbursement for rehabilitation therapy from Federal health care programs, including but not limited to Resource Utilization Groups under Medicare Part A; or

d.	are involved in the preparation or submission of the Minimum Data Set (MDS) or claims for reimbursement from any Federal health care program.

III.    Corporate Integrity Obligations

Ensign Group has established and shall continue to maintain a Compliance Program that includes the following elements:

A.    Compliance Officer, Compliance Committee, and Board of Directors

1.    Compliance Officer. Ensign Group has appointed a Covered Person to serve as its Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Compliance Officer must have sufficient compliance experience to effectively oversee the implementation of the requirements of this CIA. At all times during the term of this CIA, the Compliance Officer shall be a member of senior management of Ensign Group, shall report directly to the Chief Executive Officer of Ensign Group, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Ensign Group, and shall be authorized to report on such matters to the Board of Directors at any time. The Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Ensign Group as well as for any reporting obligations created under this CIA. Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer’s ability to perform the duties outlined in this CIA.

Ensign Group shall report to OIG, in writing, any change in the identity of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within five days after such a change.

2.    Compliance Committee. Ensign Group has appointed a Compliance Committee and shall maintain a Compliance Committee for the term of this CIA. The Compliance Committee shall, at a minimum, include the Compliance Officer, a member Ensign Group’s Board of Directors, and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives and representatives of relevant operational and support departments, including billing, nursing, therapy, clinical, MDS resources, human resources, audit, medical records, information services, operations, legal, and finance). The Compliance Officer shall chair the Compliance Committee and the Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the Ensign Group’s risk areas and shall oversee monitoring of internal and external audits and investigations). The Compliance Committee shall meet at least quarterly.

Ensign Group shall report to OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

3.    Board of Directors Compliance Obligations. The Board of Directors (or a committee of the Board) of Ensign Group (Board) shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements and the obligations of this CIA. The Board and any such designated committee must include independent (i.e., non-executive) members. The individuals who serve on the Board and any such designated committee shall be readily available to the Compliance Officer to respond to any issues or questions.

The Board (or its designated committee) shall, at a minimum, be responsible for the following:

a.	meeting at least quarterly to review and oversee Ensign Group's Compliance Program, including but not limited to the performance of the Compliance Officer and Compliance Committee;

b.
ensuring that Ensign Group adopts and implements policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and Federal health care program requirements; and

c.
for each Reporting Period of the CIA, adopting a resolution, signed by each member of the Board summarizing its review and oversight of Ensign Group’s compliance with Federal health care program requirements and the obligations of this CIA.

At minimum, the resolution shall include the following language:

“The Board of Directors, with the assistance of its designated compliance committee, has made a reasonable inquiry into the operations of Ensign Group’s Compliance Program including the performance of the Compliance Officer and the Compliance Committee. Based on its inquiry and review, the Board has concluded that, to the best of its knowledge, Ensign Group has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the Corporate Integrity Agreement.”

If the Board is unable to provide such a conclusion in the resolution, the Board shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Ensign Group.

Ensign Group shall report to OIG, in writing, any changes in the composition of the Board and any such designated committee, or any actions or changes that would affect the Board’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

B.    Written Standards

1.    Code of Conduct. Ensign Group represents that, prior to the Effective Date, Ensign Group developed, implemented, and distributed a written Code of Conduct to all Covered Persons. Ensign Group shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth:

a.	Ensign Group’s commitment to full compliance with all Federal health care program requirements, including its commitment to prepare and submit accurate claims consistent with such requirements;

b.	Ensign Group’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Ensign Group’s own Policies and Procedures;

c.
the requirement that all of Ensign Group’s Covered Persons shall be expected to report to the Compliance Officer, or other appropriate individual designated by Ensign Group, suspected violations of any Federal health care program requirements or of Ensign Group’s own Policies and Procedures;

d.
the possible consequences to both Ensign Group and Covered Persons of failure to comply with Federal health care program requirements and with Ensign Group’s own Policies and Procedures, as well as the failure to report such noncompliance;

e.
the requirement that all of Ensign Group’s Covered Persons shall immediately report to the Compliance Officer, or other appropriate individual designated by Ensign Group, credible allegations of resident and/or patient harm and such report shall be complete, full, and honest; and

f.
the right of all individuals to use the Disclosure Program described in Section III.E, and Ensign Group’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

To the extent not previously accomplished, within 120 days after the Effective Date, each Covered Person shall certify, in writing or in electronic form, that he or she has received, read, understood, and shall abide by Ensign Group’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 120 days after the Effective Date, whichever is later.

Ensign Group shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. The Code of Conduct shall be distributed at least annually to all Covered Persons.

2.    Policies and Procedures. Ensign Group represents that it has established a comprehensive set of written Policies and Procedures. Within 120 days after the Effective Date, Ensign Group shall review its written Policies and Procedures regarding the operation of its Compliance Program, including the Compliance Program requirements outlined in this CIA and Ensign Group’s compliance with Federal health care program requirements, to ensure that, at a minimum, the Policies and Procedures address:

a.	the Compliance Program requirements outlined in this CIA;

b.	the subjects relating to the Code of Conduct identified in
Section III.B.1; and

c.
delivery, management, and oversight of rehabilitation therapy services provided to residents and/or patients at Ensign Group facilities, including, but not limited to, the requirements that skilled rehabilitation therapy:

i.	be pursuant to an individualized plan of care;

ii.	be consistent with the nature and severity of the resident’s and/or patient’s individual illness or injury;

iii.	comply with accepted standards of medical practice;

iv.	be reasonable in terms of duration and quantity;

v.
be reasonable and necessary given the resident’s and/or patient’s condition and plan of care to improve his or her condition, prevent or slow deterioration of his or her condition, or restore his or her prior levels of function; and

vi.	only include services that are inherently complex and require the skills of physical, speech, or occupational therapists, among other types of professionals.

Within120 days after the Effective Date, the Policies and Procedures shall be distributed (electronically or in hard copy form) to all Covered Persons. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), Ensign Group shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, a description of the revisions shall be communicated to all affected Covered Persons and any revised Policies and Procedures shall be made available to all Covered Persons.

C.    Training and Education

1.    General Training. Within 120 days after the Effective Date, Ensign Group shall provide at least two hours of General Training to each Covered Person. This training, at a minimum, shall explain Ensign Group’s:

a.    CIA requirements; and

b.	Compliance Program, including the Code of Conduct and the Policies and Procedures as they pertain to general compliance issues.

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 120 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

For purposes of satisfying the initial General Training described in this Section, any Covered Persons, as defined in Section II.C.1 who, during the 90 days prior to the Effective Date of this CIA, received training that meets the requirements for the General Training in Section II.C.1.b shall be considered to have completed the General Training requirements in Section III.C.1.b.

2.    Specific Training.

a.
Within 120 days after the Effective Date, each Relevant Covered Person who is involved in the preparation or submission of claims for reimbursement from any Federal health care program shall receive at least three hours of Specific Training in addition to the General Training required above. This Specific Training shall include a discussion of:

a.
the Federal health care programs requirements regarding the accurate coding and submission of claims, including, but not limited to, ensuring the accuracy of the clinical data required under the MDS as specified by the Resident Assessment Instrument User’s Manual, and ensuring appropriate and accurate use of the current Resource Utilization Groups classification system;

i.	the policies and procedures implemented pursuant to Section III.B.2;

ii.	applicable reimbursement statutes, regulations, and program requirements and directives;

iii.	policies, procedures, and other requirements applicable to the documentation of medical records;

iv.	the personal obligation of each individual involved in the claims submission process to ensure that such claims are accurate;

v.	the legal sanctions for violations of the Federal health care program requirements; and

vi.	examples of proper and improper claims submission practices.

b.
Within 120 days after the Effective Date, each Relevant Covered Person who is involved directly or indirectly in the delivery of rehabilitation therapy, or performs assessments of residents and/or patients that affect treatment decisions regarding rehabilitation therapy services or that affect reimbursement for rehabilitation therapy, shall receive at least three hours of Specific Training pertinent to their responsibilities in addition to the General Training required above. This Specific Training shall include a discussion of:

i.	policies, procedures, and other requirements applicable to the documentation of medical records;

ii.	the coordinated interdisciplinary approach to providing care and related communication between disciplines;

iii.	the policies and procedures implemented pursuant to Section III.B.2;

iv.	the personal obligation of each individual involved in resident and/or patient care to ensure that care is appropriate and meets professionally recognized standards of care;

v.	examples of proper and improper care; and

vi.	legal sanctions for violations of the Federal health care program requirements.

New Relevant Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 120 days after the Effective Date, whichever is later.

For purposes of satisfying the initial Specific Training described in this Section, any Relevant Covered Persons, as defined in Section II.C.2 who, during the 120 days prior to the Effective Date of this CIA, received training that meets the requirements for Specific Training shall be considered to have completed the Specific Training requirements in Section III.C.2.

After receiving the initial Specific Training described in this section, each Relevant Covered Person shall receive at least three hours of Specific Training, in addition to the General Training, in each subsequent Reporting Period.

3.    Competency-Based Training. All Specific Training required in this section shall be competency-based. Specifically, the training must be developed and provided in such a way as to focus on Relevant Covered Persons achieving learning outcomes to a specified competency and to place emphasis on what a Relevant Covered Person has learned as a result of the training.

4.    Board Member Training. Within 120 days after the Effective Date, Ensign Group shall provide at least two hours of training to each member of the Board of Directors, in addition to the General Training. This training shall address the responsibilities of board members and corporate governance.

New members of the Board of Directors shall receive the Board Member Training described above within 90 days after becoming a member or within 120 days after the Effective Date, whichever is later.

5.    Certification. Each individual who is required to attend training shall certify, in writing or in electronic form, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain the certifications, along with all course materials.

6.    Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area.
7.    Update of Training. Ensign Group shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits, the MDS Review, or the Therapy Systems Assessment, and any other relevant information.

8.    Computer-based Training. Ensign Group may provide the training required under this CIA through appropriate computer-based training approaches. If Ensign Group chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

D.    Review Procedures

1.    General Description

a.
Engagement of Independent Review Organization. Within 90 days after the Effective Date, Ensign Group shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform the reviews listed in this Section III.D. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

b.
Retention of Records. The IRO and Ensign Group shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Ensign Group) related to the reviews.

c.
Selection of Facilities. For each Reporting Period, the IRO shall randomly select twelve facilities to assess and review. The twelve facilities selected for the Reporting Period shall be known as the “Subject Facilities.”

2.    Minimum Data Set Review. For each Reporting Period, the IRO shall review Ensign Group’s coding, billing, and claims submission to Medicare Part A and the reimbursement received (MDS Review) at the Subject Facilities and shall prepare a MDS Review Report, as outlined in Appendix B to this CIA, which is incorporated by reference.

3.    Therapy Systems Assessment. For each Reporting Period, the IRO shall assess the effectiveness, reliability, and thoroughness of Ensign Group’s oversight of its therapy services at a randomly selected subset of eight of the Subject Facilities, as outlined in Appendix C to this CIA, which is incorporated by reference.

4.    Unallowable Cost Review. For the first Reporting Period, the IRO shall conduct a review of Ensign Group’s compliance with the unallowable cost provisions of the Settlement Agreement. For the six operating companies identified in the Settlement Agreement, the IRO shall determine whether Ensign Group has complied with its obligations not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from the United States, or any state Medicaid program. This unallowable cost analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Ensign Group or any affiliates. To the extent that such cost reports, cost statements, information reports, or payment requests, even if already settled, have been adjusted to account for the effect of the inclusion of the unallowable costs, the IRO shall determine if such adjustments were proper. In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which the Settlement Agreement was executed, as well as from previous years.

5.    Unallowable Cost Review Report. The IRO shall prepare a report based upon the Unallowable Cost Review performed (Unallowable Cost Review Report). The Unallowable Cost Review Report shall include the IRO’s findings and supporting rationale regarding the Unallowable Cost Review and whether Ensign Group has complied with its obligation not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from such payor.

6.    Validation Review. In the event OIG has reason to believe that: (a) Ensign Group’s MDS Review, Therapy Systems Assessment, or Unallowable Cost Review fails to conform to the requirements of this CIA; or (b) the IRO’s findings or MDS Review, Therapy Systems Assessment, or Unallowable Cost Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the MDS Review, Therapy Systems Assessment, or Unallowable Cost Review complied with the requirements of the CIA and/or the findings or MDS Review, Therapy Systems Assessment, or Unallowable Cost Review results are inaccurate (Validation Review). Ensign Group shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of Ensign Group’s final Annual Report shall be initiated no later than one year after Ensign Group’s final submission (as described in Section II) is received by OIG.

Prior to initiating a Validation Review, OIG shall notify Ensign Group of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, Ensign Group may request a meeting with OIG, and OIG shall meet with Ensign Group prior to its Validation Review to: (a) discuss the results of any MDS Review, Therapy Systems Assessment, or Unallowable Cost Review submissions or findings; (b) present any additional information to clarify the results of the MDS Review, Therapy Systems Assessment, or Unallowable Cost Review or to correct the inaccuracy of the MDS Review, Therapy Systems Assessment, or Unallowable Cost Review; and/or (c) propose alternatives to the proposed Validation Review. Ensign Group agrees to provide any additional information as may be requested by OIG under this Section III.D.5 in an expedited manner. OIG will attempt in good faith to resolve any MDS Review, Therapy Systems Assessment, or Unallowable Cost Review issues with Ensign Group prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

7.    Independence and Objectivity Certification. The IRO shall include in its report(s) to Ensign Group a certification that the IRO has (a) evaluated its professional independence and objectivity with respect to the reviews conducted under this Section III.D and (b) concluded that it is, in fact, independent and objective, in accordance with the requirements specified in Appendix A to this CIA.

E.    Disclosure Program

Ensign Group represents that, prior to the Effective Date, it established a Disclosure Program designed to facilitated communications relating to compliance with Federal health care program requirements and Ensign Group’s Policies and Procedures. During the term of the CIA, Ensign Group shall maintain a Disclosure Program, as required herein, that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Ensign Group’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Ensign Group shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Ensign Group shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.

F.    Ineligible Persons

1.    Definitions. For purposes of this CIA:

a.	an “Ineligible Person” shall include an individual or entity who:

i.    is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii.    has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b.    “Exclusion Lists” include:

i.    the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and

ii.    the General Services Administration’s System for Award Management (available through the Internet at http://www.sam.gov).

2.    Screening Requirements. Ensign Group shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a.
Ensign Group shall screen all prospective Covered Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.	Ensign Group shall screen all Covered Persons against the Exclusion Lists within 90 days after the Effective Date and on a monthly basis thereafter.

c.	Ensign Group shall implement a policy requiring all Covered Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

Nothing in Section III.F affects Ensign Group’s responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by excluded persons. Ensign Group understands that items or services furnished, ordered or prescribed by excluded persons are not payable by Federal health care programs and that Ensign Group may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Ensign Group meets the requirements of Section III.F.

3.    Removal Requirement. If Ensign Group has actual notice that a Covered Person has become an Ineligible Person, Ensign Group shall remove such Covered Person from responsibility for, or involvement with, Ensign Group’s business operations related to the Federal health care programs and shall remove such Covered Person from any position for which the Covered Person’s compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Covered Person is reinstated into participation in the Federal health care programs.

4.    Pending Charges and Proposed Exclusions. If Ensign Group has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person’s employment or contract term or, Ensign Group shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.

G.    Notification of Government Investigation or Legal Proceedings

Within 30 days after discovery, Ensign Group shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Ensign Group conducted or brought by a governmental entity or its agents involving an allegation that Ensign Group has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Ensign Group shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

H.    Repayment of Overpayments

1.    Definition of Overpayments. For purposes of this CIA, an “Overpayment” shall mean the amount of money Ensign Group has received in excess of the amount due and payable under any Federal health care program requirements.

2.    Repayment of Overpayments

a.
If, at any time, Ensign Group identifies or learns of any Overpayment, Ensign Group shall repay the Overpayment to the appropriate payor (e.g., Medicare fiscal intermediary or carrier) within 60 days after identification of the Overpayment and take remedial steps within 90 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring. If not yet quantified, within 60 days after identification, Ensign Group shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed. Notification and repayment to the payor shall be done in accordance with the payor’s policies.

b.
Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.

I.    Reportable Events

1.    Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

a.    a substantial Overpayment;

b.
a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

c.	the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.F.1.a; or

d.    the filing of a bankruptcy petition by The Ensign Group, Inc.

A Reportable Event may be the result of an isolated event or a series of occurrences.

2.    Reporting of Reportable Events. If Ensign Group determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Ensign Group shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.

3.    Reportable Events under Section III.I.1.a. For Reportable Events under Section III.I.1.a, the report to OIG shall be made at the same time as the repayment to the payor required in Section III.H, and shall include:

a.	a copy of the notification and repayment to the payor required in Section III.H.2;

b.	a description of the steps taken by Ensign Group to identify and quantify the Overpayment;

c.	a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

d.	a description of Ensign Group’s actions taken to correct the Reportable Event; and

e.	any further steps Ensign Group plans to take to address the Reportable Event and prevent it from recurring.

Within 60 days of identification of the Overpayment, Ensign Group shall provide OIG with a copy of the notification and repayment to the payor required in Section III.H.2.

4.    Reportable Events under Section III.I.1.b and c. For Reportable Events under Section III.I.1.b and III.I.1.c, the report to OIG shall include:

a.	a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

b.	a description of Ensign Group’s actions taken to correct the Reportable Event;

c.	any further steps Ensign Group plans to take to address the Reportable Event and prevent it from recurring; and

d.	if the Reportable Event has resulted in an Overpayment, a description of the steps taken by Ensign Group to identify and quantify the Overpayment.

5.    Reportable Events under Section III.I.1.d. For Reportable Events under Section III.I.1.d, the report to the OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program authorities implicated.

6.      Reportable Events Involving the Stark Law.  Notwithstanding the reporting requirements outlined above, any Reportable Event that involves only a probable violation of section 1877 of the Social Security Act, 42 U.S.C. §1395nn (the Stark Law) should be submitted by Ensign Group to the Centers for Medicare & Medicaid Services (CMS) through the self-referral disclosure protocol (SRDP), with a copy to the OIG.  The requirements of Section III.H.2 that require repayment to the payor of any identified Overpayment within 60 days shall not apply to any Overpayment that may result from a probable violation of only the Stark Law that is disclosed to CMS pursuant to the SRDP. If Ensign Group identifies a probable violation of the Stark Law and repays the applicable Overpayment directly to the CMS contractor, then Ensign Group is not required by this Section III.I to submit the Reportable Event to CMS through the SRDP.

IV.	SUCCESSOR LIABILITY; Changes to Business Units or Locations

A.    Sale of Business, Business Unit, or Location.

In the event that, after the Effective Date, Ensign Group proposes to sell any or all of its business, business units or locations (whether through a sale of assets, sale of stock, or other type of transaction) that are subject to this CIA, Ensign Group shall notify OIG of the proposed sale at least 30 days prior to the scheduled sale of such business, business unit or location. This notification shall include a description of the business, business unit or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser. This CIA shall be binding on the purchaser of the business, business unit or location, unless otherwise determined and agreed to in writing by the OIG.

B.    Change or Closure of Business, Business Unit, or Location

In the event that, after the Effective Date, Ensign Group changes locations or closes a business, business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Ensign Group shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change or closure of the business, business unit or location.

C.    Purchase or Establishment of New Business, Business Unit, or Location

In the event that, after the Effective Date, Ensign Group purchases or establishes a new business, business unit, or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Ensign Group shall notify OIG at least 30 days prior to the date scheduled for such purchase or the commencement of operation of the new business, business unit, or location. If Ensign Group does not know at least 30 days prior to such purchase or the operation of the new business, business unit, or location, then Ensign Group shall notify OIG on the earliest date it anticipates such purchase or the operation of the new business, business unit, or location. This notification shall include the address of the new business, business unit or location, phone number, fax number, the location’s Medicare and state Medicaid program provider number and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which the new business, business unit, or location currently submits claims. Each such new business, business unit or location and all Covered Persons at each new business, business unit or location shall be subject to the applicable requirements of this CIA, unless otherwise agreed to in writing by the OIG.

V.    Implementation and Annual Reports

A.    Implementation Report

Within 150 days after the Effective Date, Ensign Group shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1.    the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;

2.    the names and positions of the members of the Compliance Committee required by Section III.A;

3.    the names and positions of the members of the Board of Directors who are responsible for satisfying the Board of Directors compliance obligations described in Section III.A.3;

4.    a copy of Ensign Group’s Code of Conduct required by Section III.B.1;

5.    the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG upon request);

6.    a summary of all Policies and Procedures required by Section III.B (copies of the Policies and Procedures shall be made available to OIG upon request);

7.    the following information regarding each type of training required by Section III.C:

a.	a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;

b.	the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be made available to OIG upon request.

8.    a description of the Disclosure Program required by Section III.E;

9.    the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) information to demonstrate that the IRO has the qualifications outlined in Appendix A to this CIA; (d) a summary and description of any and all current and prior engagements and agreements between Ensign Group and the IRO; and (e) a certification from the IRO regarding its professional independence and objectivity with respect to Ensign Group;

10.    a description of the process by which Ensign Group fulfills the requirements of Section III.F regarding Ineligible Persons;

11.    a list of all of Ensign Group’s locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which Ensign Group currently submits claims;

12.    a description of Ensign Group’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

13.    the certifications required by Section V.C.

B.    Annual Reports

    Ensign Group shall submit to OIG annually a report with respect to the status of, and findings regarding, Ensign Group’s compliance activities for each of the five Reporting Periods (Annual Report). Each Annual Report shall include, at a minimum:

1.    any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and any change in the membership of the Compliance Committee described in Section III.A;

2.    any change in the identity or positions of the members of the Board of Directors;

3.    the Board resolution required by Section III.A.3;

4.     a summary of any changes or amendments to Ensign Group’s Code of Conduct required by Section III.B.1 and the reason for such changes, along with a copy of the revised Code of Conduct;

5.    the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be made available to OIG upon request);

6.    a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes (e.g., change in contractor policy);

7.    the following information regarding each type of training required by Section III.C:

a.	a description of the initial and annual training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions; and

b.
the number of individuals required to complete the initial and annual training, the percentage of individuals who actually completed the initial and annual training, and an explanation of any exceptions.

A copy of all training materials and the documentation to support this information shall be made available to OIG upon request.

8.    a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO’s engagement letter;

9.    Ensign Group’s response to the reports prepared pursuant to Section III.D, along with corrective action plan(s) related to any issues raised by the reports;

10.    a summary and description of any and all current and prior engagements and agreements between Ensign Group and the IRO (if different from what was submitted as part of the Implementation Report);

11.    a certification from the IRO regarding its professional independence and objectivity with respect to Ensign Group;

12.    a summary of Reportable Events (as defined in Section III.I) identified during the Reporting Period and the status of any corrective action relating to all such Reportable Events;

13.    a report of the aggregate Overpayments that have been returned to the Federal health care programs during the Reporting Period. Overpayment amounts shall be broken down into the following categories: inresident and/or inpatient Medicare, outresident and/or outpatient Medicare, Medicaid (report each applicable state separately, if applicable), and other Federal health care programs. Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;

14.    a summary of the disclosures in the disclosure log required by Section III.E that relate to Federal health care programs (the complete disclosure log shall be made available to OIG upon request);

15.    any changes to the process by which Ensign Group fulfills the requirements of Section III.F regarding Ineligible Persons;

16.    a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

17.    a description of all changes to the most recently provided list of Ensign Group’s locations (including addresses) as required by Section V.A.11; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number(s) and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which Ensign Group currently submits claims; and

18.    the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.
C.    Certifications

The Implementation Report and each Annual Report shall include a certification by the Compliance Officer that:

1.    to the best of his or her knowledge, except as otherwise described in the report, Ensign Group is in compliance with all of the requirements of this CIA;

2.    he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful; and

3.    to the best of his or her knowledge, Ensign Group has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs.

A.Designation of Information

Ensign Group shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Ensign Group shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.    Notifications and Submission of Reports

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:
Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

Ensign Group:
Deborah M. Miller
Chief Compliance Officer
The Ensign Group, Inc.
27101 Puerta Real, Suite 450
Mission Viejo, CA 92691
Telephone: 949.487.9500
Facsimile: 888.519.8334

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, Ensign Group may be required to provide OIG with an electronic copy of each notification or report required by this CIA in searchable portable document format (pdf), in addition to a paper copy.

VII.    OIG Inspection, Audit, and Review Rights

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Ensign Group’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Ensign Group’s locations for the purpose of verifying and evaluating: (a) Ensign Group’s compliance with the terms of this CIA; and (b) Ensign Group’s compliance with the requirements of the Federal health care programs. The documentation described above shall be made available by Ensign Group to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any Covered Persons and any of Ensign Group’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Ensign Group shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Ensign Group’s employees may elect to be interviewed with or without a representative of Ensign Group present.

VIII.    Document and Record Retention

Ensign Group shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.

IX.     Disclosures

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Ensign Group prior to any release by OIG of information submitted by Ensign Group pursuant to its obligations under this CIA and identified upon submission by Ensign Group as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Ensign Group shall have the rights set forth at 45 C.F.R. § 5.65(d).

X.    Breach and Default Provisions

Ensign Group is expected to fully and timely comply with all of its CIA obligations.

A.    Stipulated Penalties for Failure to Comply with Certain Obligations

As a contractual remedy, Ensign Group and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Ensign Group fails to establish and implement any of the following obligations as described in Section III:

a.    a Compliance Officer;

b.	a Compliance Committee;

c.	the Board of Directors compliance obligations;

d.    a written Code of Conduct;

e.    written Policies and Procedures;

f.	the training of Covered Persons, Relevant Covered Persons, and Board of Directors;

g.    a Disclosure Program;

h.    Ineligible Persons screening and removal requirements;

i.	notification of Government investigations or legal proceedings; and

j.    reporting of Reportable Events.

2.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Ensign Group fails to engage and use an IRO, as required in Section III.D, Appendix A, Appendix B, and Appendix C.

3.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Ensign Group fails to submit the Implementation Report or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Ensign Group fails to submit any MDS Review Report, Therapy Systems Assessment Report, or Unallowable Cost Review Report or any response to such report in accordance with the requirements of Section III.D, Appendix B, and Appendix C.

5.    A Stipulated Penalty of $1,500 for each day Ensign Group fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Ensign Group fails to grant access.)

6.    A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of Ensign Group as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

7.    A Stipulated Penalty of $1,000 for each day Ensign Group fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Ensign Group stating the specific grounds for its determination that Ensign Group has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Ensign Group shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Ensign Group receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1- 6 of this Section.

B.    Timely Written Requests for Extensions

Ensign Group may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Ensign Group fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Ensign Group receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C.    Payment of Stipulated Penalties

1.    Demand Letter. Upon a finding that Ensign Group has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Ensign Group of: (a) Ensign Group’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties. (This notification shall be referred to as the “Demand Letter.”)

2.    Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Ensign Group shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Ensign Group elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Ensign Group cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3.    Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.

4.    Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Ensign Group has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D.    Exclusion for Material Breach of this CIA

1.    Definition of Material Breach. A material breach of this CIA means:

a.	a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

b.	a failure by Ensign Group to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.I;

c.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d.	a failure to engage and use an IRO in accordance with Section III.D, Appendix A, Appendix B, and Appendix C.

2.    Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Ensign Group constitutes an independent basis for Ensign Group’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that Ensign Group has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Ensign Group of: (a) Ensign Group’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion. (This notification shall be referred to as the “Notice of Material Breach and Intent to Exclude.”)

3.    Opportunity to Cure. Ensign Group shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.	Ensign Group is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.    the alleged material breach has been cured; or

c.
the alleged material breach cannot be cured within the 30 day period, but that: (i) Ensign Group has begun to take action to cure the material breach; (ii) Ensign Group is pursuing such action with due diligence; and (iii) Ensign Group has provided to OIG a reasonable timetable for curing the material breach.

4.    Exclusion Letter. If, at the conclusion of the 30 day period, Ensign Group fails to satisfy the requirements of Section X.D.3, OIG may exclude Ensign Group from participation in the Federal health care programs. OIG shall notify Ensign Group in writing of its determination to exclude Ensign Group. (This letter shall be referred to as the “Exclusion Letter.”) Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Ensign Group’s receipt of the Exclusion Letter. The exclusion shall have national effect. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Ensign Group may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E.    Dispute Resolution

1.    Review Rights. Upon OIG’s delivery to Ensign Group of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Ensign Group shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2.    Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Ensign Group was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Ensign Group shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Ensign Group to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Ensign Group requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3.    Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.    whether Ensign Group was in material breach of this CIA;

b.	whether such breach was continuing on the date of the Exclusion Letter; and

c.
whether the alleged material breach could not have been cured within the 30-day period, but that: (i) Ensign Group had begun to take action to cure the material breach within that period; (ii) Ensign Group has pursued and is pursuing such action with due diligence; and (iii) Ensign Group provided to OIG within that period a reasonable timetable for curing the material breach and Ensign Group has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Ensign Group, only after a DAB decision in favor of OIG. Ensign Group’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Ensign Group upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Ensign Group may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Ensign Group shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Ensign Group, Ensign Group shall be reinstated effective on the date of the original exclusion.

4.    Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.    Effective and Binding Agreement

Ensign Group and OIG agree as follows:

A.    This CIA shall be binding on the successors, assigns, and transferees of Ensign Group.

B.    This CIA shall become final and binding on the date the final signature is obtained on the CIA.

C.    This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.

D.    OIG may agree to a suspension of Ensign Group’s obligations in whole or in part under this CIA based on a certification by Ensign Group that it is no longer providing health care items or services that will be billed directly or indirectly to any Federal health care program and that it does not have any ownership or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program. If Ensign Group is relieved of its CIA obligations, Ensign Group will be required to notify OIG in writing at least 30 days in advance if Ensign Group plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.

E.    The undersigned Ensign Group signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.

F.    This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.